EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107171, 333-75396 and 333-31056) pertaining to the 1994 Employee Incentive and Non-Qualified Stock Option Plan, the 1997 Equity Incentive Plan, the 1999 Non-Employee Directors’ Stock Option Plan, and the 1999 Employee Stock Purchase Plan of Diversa Corporation of our reports dated March 14, 2007, with respect to the consolidated financial statements of Diversa Corporation, Diversa Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Diversa Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    ERNST & YOUNG LLP

San Diego, California

March 14, 2007